Exhibit 99.1

BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600 205-444-4640 FAX
www.biocryst.com

WILLIAM P. SHERIDAN APPOINTED CHIEF MEDICAL OFFICER OF BIOCRYST PHARMACEUTICALS

Birmingham, Alabama, June 18, 2008 — BioCryst Pharmaceuticals (Nasdaq: BCRX) today announced that William P. Sheridan, MB BS, has been appointed Chief Medical Officer of BioCryst, effective July 1, 2008. Dr. Sheridan is a seasoned biotechnology professional, most recently serving as Vice President of North American Medical Affairs at Amgen, Inc. He replaces interim Chief Medical Officer Dr. Tom Simon, who has been with the Company since January of this year. Dr. Simon will remain with the Company through December 31, 2008 to ensure a smooth transition.

Jon P. Stonehouse, Chief Executive Officer of BioCryst, stated, “We are pleased to announce Bill’s appointment and are grateful to Tom for the enormous contributions he has made at BioCryst. This is a particularly important time for BioCryst, as we move forward with our clinical programs for both peramivir, our product for seasonal and life-threatening influenza, and forodesine HCl, being developed for oncology indications. Bill has extensive experience bringing novel therapeutics to market and he will play an important leadership role in both driving our clinical programs forward toward registration, and identifying other novel candidates for future development from our discovery unit.”

During his 15-year tenure at Amgen, Dr. Sheridan organized and led the company’s US Medical Affairs function, making significant contributions to the successful launch of many compounds, including Aranesp®, Enbrel®, Kineret®, Neulasta® and Sensipar®. In addition to his most recent position at Amgen, Dr. Sheridan held titles at the Vice President level in International Medical Affairs, Global Health Economics and Outcomes Research, US Medical Affairs, and Product Development. He was integral in building Amgen’s international medical affairs function and in forming the health economics and outcomes unit.

Prior to joining Amgen, Dr. Sheridan practiced medicine at the Royal Melbourne Hospital in Victoria, Australia as Head of the Bone Marrow Transplant Service. He earned his MB BS degree (MD equivalent) at the University of Melbourne in Victoria. Dr. Sheridan is a board-certified fellow of the Royal Australasian College of Physicians (FRACP), with a sub-specialty in medical oncology.

“I am excited to join BioCryst, especially at a time when we are advancing our promising pipeline towards the market. The discovery unit at BioCryst has created novel therapeutics against important disease targets, across a range of therapeutic indications. I believe our product candidates have the potential to positively impact human health around the globe,” stated Dr. Sheridan. “BioCryst has assembled a high-quality experienced leadership team, and it is a privilege to join this group.”

About BioCryst

BioCryst Pharmaceuticals, Inc. is a leader in the use of crystallography and structure-based drug design for the development of novel therapeutics to treat cancer, cardiovascular diseases, autoimmune diseases and viral infections. The Company is advancing multiple internal programs toward potential commercialization including forodesine HCl in oncology, BCX-4208 in psoriasis and peramivir in seasonal and life-threatening influenza. BioCryst is collaborating with Mundipharma for the development and commercialization of forodesine HCl in markets across Europe, Asia, Australia and certain neighboring countries. In January 2007, the U.S. Department of Health and Human Services (HHS) awarded a $102.6 million, four-year contract to BioCryst to advance development of peramivir to treat seasonal and life-threatening influenza. In February 2007, BioCryst established a partnership with Shionogi & Co. to develop and commercialize peramivir in Japan. For more information about BioCryst, please visit the Company’s web site at http://www.biocryst.com.

Forward-looking statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that our belief that many subjects in the Phase II clinical trials of peramivir did not receive adequate dosing by intramuscular injection may not be correct, that HHS and the Food & Drug Administration (FDA) may not agree with our analysis, that HHS may further condition, reduce or eliminate future funding of the peramivir program, that the peramivir program may not be successful, that the pivotal trial with forodesine HCl in cutaneous T-cell lymphoma (CTCL) may not meet its endpoint, that the Phase II trial of BCX-4208 for psoriasis may not be successfully completed, that development and commercialization of forodesine HCl in CTCL may not be successful, that we or our licensees may not be able to enroll the required number of subjects in planned clinical trials of our product candidates and that such clinical trials may not be successfully completed, that BioCryst or its licensees may not commence as expected additional human clinical trials with our product candidates, that our product candidates may not receive required regulatory clearances from the FDA, that ongoing and future preclinical and clinical development may not have positive results, that we or our licensees may not be able to continue future development of our current and future development programs, that our development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not be able to retain its current pharmaceutical and biotechnology partners for further development of its product candidates or it may not reach favorable agreements with potential pharmaceutical and biotechnology partners for further development of its product candidates, that our projected burn rate may not be consistent with our expectations, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, most recent Registration Statement on Form S-3 (File No. 333-145638), Quarterly Reports on Form 10-Q, current reports on Form 8-K which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

BCRX-W

Contact: Stuart Grant, CFO of BioCryst Pharmaceuticals (205) 444-4600